Exhibit 10.3

SEVERANCE AGREEMENT

                This agreement is made between Commerce One Operations, Inc. (“Commerce One”), a Delaware Corporation, and Charles Boynton (“Mr. Boynton”).   In consideration for Mr. Boynton’s continued employment at Commerce One, the sufficiency of which both parties expressly acknowledge, Commerce One agrees as follows:  Except in the event of a Change of Control (as defined in the Change of Control Severance Agreement between Commerce One and Boynton dated June 5, 2002 (“Change of Control Agreement”)) in which case the terms of the Change of Control Agreement shall govern, Commerce One shall pay Mr. Boynton up to six (6) months of salary and health and dental benefits (to the extent such benefits may be offered during such period under the applicable plan) at his current salary and benefits-election levels as of the time of termination, if any of the “Triggering Events” set forth below occur between July 1, 2002 and June 30, 2003.  The parties agree and understand that this Agreement will expire on July 1, 2003.

Payments under this Agreement will be made on a normal payroll cycle on a semi-monthly basis until the six-month period is completed, or until Mr. Boynton begins new employment as described below.  To the extent Mr. Boynton is entitled to separation benefits under WARN or any comparable state statute, or under the Company’s severance plan as it exists at the time of the Triggering Events, he will receive those benefits in full.  However, any benefits Mr. Boynton receives under WARN, or as severance, will count toward the six-month salary continuation so that the Company’s salary payments to Mr. Boynton will not exceed a total of six (6) months.  The Triggering Events are as follows:

(1)          Commerce One terminates Mr. Boynton’s employment due to a Company-initiated reduction in force; or

(2)          Without good cause, if: (i) Commerce One terminates Mr. Boynton or (ii) Commerce One, without Mr. Boynton’s express written consent, significantly reduces his title, duties, authority or responsibilities, relative to the Employee’s title, duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Employee of such reduced title, duties, authority or responsibilities.  For purposes of this agreement, good cause is defined as (1) a material failure by Mr. Boynton in the performance of his job duties, which has not been cured after thirty days written notice by Commerce One; (2) conviction of a felony of any type; (3) theft, misappropriation, or embezzlement; (4) self-dealing, breach of fiduciary duty, breach of confidentiality or breach of any other obligation to Commerce One as set forth in any Company policy or any written agreement between Commerce One and Mr. Boynton; (4) illegal use, possession or sale of illegal drugs; (5) death or a disability that prevents Mr. Boynton from performing any essential function of his position.;

Any payments to be made under provisions (1) or (2) above shall cease if Mr. Boynton obtains other full-time employment during the six-month period.  Payments will stop as of the day on which the new employment begins.  Within three days of accepting full-time employment during the six-month period, Mr. Boynton shall notify Commerce One’s Chief Administrative Officer of the acceptance.  The parties expressly agree that failure by Mr. Boynton to provide such notice will constitute a material breach of this Agreement.  Notwithstanding the above, to the extent the Company has a severance plan in effect at the time of the Triggering Events that allows departing employees at Mr. Boynton’s level to receive severance payments for some period of time regardless of whether or not they obtained other employment after separation from the Company (as of the Effective Date, this period is two months), this Agreement will provide the same benefit to Mr. Boynton.  Similarly, if at the time of the Triggering Events the Company has a severance plan in effect that would otherwise provide Mr. Boynton with greater salary or benefits than would this Agreement, Mr. Boynton will receive the greater salary or benefits provided by that severance plan instead of those provided by this Agreement.

This agreement and the Change of Control Agreement constitute the entire understanding between the parties with respect to the subject matter hereof and supersede and cancel all prior or contemporaneous agreements, whether oral or written.  Notwithstanding the foregoing, nothing herein shall affect the Employee Proprietary Information and Inventions Agreement dated November 30, 1999 and the Indemnification Agreement dated June 1, 2002 between Mr. Boynton and Company, each of which shall remain in full force and effect in accordance with their terms.  All waivers must be in writing, and failure at any time to require the other party’s performance of any obligation under this Agreement shall not affect the right to require future performance of that obligation.  This Agreement shall be governed by the laws of the State of California.  All disputes arising from this agreement, or relating to this agreement, shall be subject to the exclusive jurisdiction of the courts in the State of California.  If any provision of this Agreement is ruled invalid or unenforceable, such invalidity or unenforceability will have no effect on the other provisions of this Agreement.  In its place, a suitable and equitable provision will be substituted to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision.

Dated:	July 29, 2002	/s/ Charles Boynton
Charles Boynton

Dated:	July 29, 2002	/s/ Diana Jacobs
Diana Jacobs,
Chief Administrative Officer
For Commerce One Operations, Inc.